EXHIBIT 10.43
[The Children’s Place Letterhead]
June 21, 2012
Mr. John Taylor
c/o The Children’s Place
500 Plaza Drive
Secaucus, NJ 07094
Dear John,
As we have discussed, your continued service to the Company will be an important part of achieving our goals. Accordingly, the Company has agreed with you as follows:

1.	In the event you remain employed by the Company on March 29, 2013, the Company will pay you a cash lump sum of $100,000, less applicable withholdings (the “Stay Bonus”), on or before March 29, 2013.

2.
In the event that you die or the Company terminates your employment without cause on or before March 29, 2013, you (or your estate as applicable) will be entitled to payment of the Stay Bonus in March 2013 as aforesaid.

3.
Nothing herein shall entitle you to continued employment by the Company or otherwise affect your at-will employment status with the Company. This letter shall be administered in compliance with Section 409A of the Internal Revenue Code of 1986, and the applicable rules and regulations in connection therewith.

Please acknowledge your agreement with the foregoing by signing in the space below and returning a copy of this letter to me.
Very truly yours,
The Children’s Place Retail Stores Inc.
/s/ Jane T. Elfers
                        Jane T. Elfers
                        President and Chief Executive Officer
Cc: Larry McClure
Accepted and agreed:
/s/ John Taylor        June 21, 2012
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